Valkyrie ETF Trust II 485APOS

Exhibit 99(h)(4)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin Strategy ETF

Valkyrie Balance Sheet Opportunities ETF